Exhibit 99.1

CHATHAM LODGING TRUST PRICES PUBLIC OFFERING OF

6.625% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

WEST PALM BEACH, FLA., JUNE 23, 2021 – Chatham Lodging Trust (NYSE: CLDT) (the “Company”) today announced that on June 23, 2021, it priced an underwritten public offering of 4,800,000 of its 6.625% Series A Cumulative Redeemable Preferred Shares (the “Shares”) at a public offering price of $25.00 per share, for net proceeds of approximately $116.1 million, after deducting the underwriting discount and estimated offering-related expenses payable by the Company. The offering is expected to close on June 30, 2021, subject to the satisfaction of customary closing conditions.

The Company will contribute the net proceeds from the sale of the Shares to its operating partnership in exchange for preferred units. The operating partnership intends to use the net proceeds to repay indebtedness under the Company’s revolving credit facility. Borrowings under the Company’s revolving credit facility that the operating partnership repays with net proceeds from this offering may be re-borrowed, subject to customary conditions. After using the net proceeds from this offering to repay indebtedness under the Company’s revolving credit facility, the operating partnership intends to re-borrow funds under the Company’s revolving credit facility to fund the purchase price for the Austin Acquisitions (as defined below). To the extent the operating partnership does not use the net proceeds of this offering to repay indebtedness under the Company’s revolving credit facility or fund the Austin Acquisitions, the operating partnership intends to use the net proceeds of this offering for general business purposes, including, without limitation, funding the Company’s investment activity, repayment of indebtedness and working capital. As of June 22, 2021, borrowings under the Company’s revolving credit facility totaled approximately $130.0 million, with interest on such borrowings of 3.0% and a maturity date of March 8, 2022. On June 15, 2021, the Company entered into a purchase and sale agreement to acquire two hotels located in Austin, Texas for an aggregate purchase price of approximately $71.2 million (the “Austin Acquisitions”).

Wells Fargo Securities, Barclays, BofA Securities and Citigroup are the joint book-running managers of the offering. BMO Capital Markets, Regions Securities LLC, Stifel and US Bancorp are the joint lead managers of the offering. B. Riley Securities and Janney Montgomery Scott are acting as senior co-managers.

The Shares will be issued under the Company’s currently effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. Copies of the final prospectus supplement (when available) and base prospectus relating to the Shares may be obtained by contacting Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, email: wfscustomerservice@wellsfargo.com, telephone: 1-800-645-3751.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns 39 hotels totaling 5,900 rooms/suites in 15 states and the District of Columbia.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the offering has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the underwriters have an over-allotment option may imply that this option will be exercised. However, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. The Company cannot assure Investors that it will complete the Austin Acquisitions because the acquisitions are subject to the Company’s completion of satisfactory due diligence and other customary closing conditions. Investors should not place undue reliance upon forward-looking statements.

Contacts:

Dennis Craven (Company)

Chief Operating Officer

(561) 227-1386